EXHIBIT 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

May 11, 2022

Genius Brands International, Inc.

190 N. Canon Drive, 4th Floor

Beverly Hills, CA 90210

Ladies and Gentlemen:

We have acted as counsel for Genius Brands International, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2022 under the Securities Act of 1933, as amended (the “Act”), covering the offering of up to 691,262 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) issuable upon the exchange, retraction or redemption of exchangeable shares (the “Exchangeable Shares”) of Wow Exchange Co Inc., f/k/a 1326919 B.C. Ltd, a wholly-owned Canadian subsidiary of the Company (“Exchnageco”), to shareholders of Wow Unlimited Media, Inc., a corporation existing under the laws of the Province of British Columbia (“Wow”), who made a valid election to receive Exchangeable Shares pursuant to the Arrangement Agreement dated as of October 26, 2021 among the Company, Exchangeco and Wow.

The opinion expressed below is based on the assumption that: (a) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) have been filed by the Company with the Commission and will be effective at the time that any of the Shares are issued, and that persons acquiring the Shares will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Shares; (b) the Shares will continue to be duly and validly authorized on the dates that the Shares are issued; and (c) the Shares will be issued and sold in compliance with the Act and the securities or “Blue Sky” laws of various states.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that the Shares have been duly authorized and reserved for issuance, and, when issued upon the exchange, retraction or redemption of the Exchangeable Shares of Exchangeco, as applicable, in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Nevada and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ LEVIN, COHN, FERRIS,

GLOVSKY & POPEO, P.C.